SUB-ITEM 77C


	A special meeting of shareholders of Credit Suisse
Captital Funds was held on April 11, 2003 for the following purposes. The results of the votes tabulated at the special meeting are reported below.
1.  To elect eight trustees to the Board of Trustees:

Name of Trustee	For			Withheld

Richard H. Francis	18,136,301 shares	945,786 shares

Jack W. Fritz		18,108,783 shares	973,304 shares

Joseph D. Gallagher	18,116,100 shares	965,987 shares

Jeffrey E. Garten	18,109,189 shares	972,898 shares

Peter F. Krogh		18,134,513 shares	947,574 shares

James S. Pasman, Jr.	18,113,473 shares	968,614 shares

Steven N. Rappaport	18,126,152 shares	955,935 shares

William W. Priest	18,129,077 shares	953,010 shares

2A.  To amend the charter document to permit involuntary redemptions:

Approve:	13,086,952 shares
Against:	4,406,039 shares
Abstain:	832,415 shares

2B. To amend the charter document to permit mergers without shareholder approval:

Approve:	12,823,124 shares
Against:	4,738,398 shares
Abstain:	763,884 shares